SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1933

November 19, 2003

Date of Report (date of earliest event reported)

Occam Networks, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-30741	77-0442752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

77 Robin Hill Road

Santa Barbara, California 93117

(Address of principal executive offices)

(805) 692-2900

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS

Announcement of initial closing of preferred stock financing

On November 18, 2003, a special committee of the board of directors of Occam Networks, Inc. authorized a new series of preferred stock to be designated as our series A-2 preferred stock. The special committee designated 3,000,000 shares as series A-2 preferred, and we filed a Certificate of Designation of Series A-2 Preferred Stock with the Secretary of State of Delaware on November 19, 2003.

On November 20, 2003, we announced that we had entered into a purchase agreement with certain existing investors under which they had purchased an aggregate of approximately $16.1 million of series A-2 preferred stock. Of the $16.1 million purchased, $10.9 million was purchased by investment funds associated with US Venture Partners, $3.0 million was purchased by investment funds associated with Norwest Venture Partners, and $2.0 million was purchased by investment funds associated with New Enterprise Associates.

We also announced that we may sell additional shares of series A-2 preferred stock in private placement transactions. Currently, we do not have any binding commitments to sell any additional shares of series A-2 preferred stock and cannot predict whether we will be successful in raising any additional capital through this financing.

The series A-2 preferred stock sold in connection with this financing (including any shares that may be sold in subsequent closings), and the common stock issuable upon conversion thereof, have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or applicable state securities laws.

After we have completed our sale of additional shares of series A-2 preferred stock, if any, in connection with the private placement transactions, we intend to conduct a rights offering in which existing holders of our common stock will be offered an opportunity to participate in the series A-2 preferred stock financing. We propose to register the shares to be issued in the rights offering with the U.S. Securities and Exchange Commission (SEC). We have not yet determined when we will commence the rights offering but do not expect to file a registration statement with the SEC until all closings of the private placement transaction have been completed.

Filing of this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of the securities described herein.

A copy of the press release announcing the sale of the series A-2 preferred stock is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Terms of our series A-2 preferred stock

The following is a description of the material terms of our series A-2 preferred stock. For a more detailed description of the rights, privileges, and preferences of the series A-2 preferred stock, please refer to the Certificate of Designation of Series A-2 Convertible Preferred Stock filed as exhibit 4.4 to this Current Report on Form 8-K.

Price. The series A-2 preferred stock was sold for $10 per series A-2 share. Each share of series A-2 preferred stock is convertible, after we have obtained the stockholder approval described below, into shares of our common stock at a conversion price of $0.11 (subject to any anti-dilution adjustments described below).

Specifically, each share of series A-2 preferred will be initially convertible into 90.91 shares of common stock (determined by dividing the $10 issuance price of the preferred stock by the $0.11 conversion price). Therefore, the common-equivalent price at which the series A-2 preferred was sold is $0.11. Existing holders of our common stock will experience substantial dilution as a result of the series A-2 financing.

Conversion. Currently, we do not have a sufficient number of authorized shares of our common stock to permit conversion of the series A-2 preferred stock. During the first half of 2004, we will seek stockholder approval of an amendment to our existing certificate of incorporation to increase the number of authorized shares of common stock that we may issue. No holder of series A-2 preferred stock will be entitled to convert any shares of series A-2 preferred into common stock until stockholder approval has been obtained.

Upon receipt of stockholder approval, each outstanding share of series A-2 preferred stock will be convertible at a conversion price of $0.11 (subject to adjustments) as discussed above. In addition, all outstanding shares of series A-2 preferred stock will automatically convert into common stock upon the written consent of holders of not less than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of series A-2 preferred stock.

Existing stockholders associated with U.S. Venture Partners, New Enterprise Associates, and Norwest Venture Partners, each of our officers and directors, and certain other significant stockholders have executed a voting agreement and have agreed to vote their shares of our capital stock now held or hereafter acquired in favor of an amendment to our existing certificate of incorporation to increase the number of authorized shares of common stock that we may issue. The voting agreement generally prohibits the signatories from transferring any shares of our common stock and will terminate upon the approval of the amendment to the certificate of incorporation increasing the authorized shares of common stock. The individuals and entities subject to the voting agreement collectively own of record shares of common stock representing approximately 80.7% of the outstanding common stock (after giving effect to the series A-2 preferred stock financing).

Liquidation Preference. The series A-2 preferred stock is entitled to a liquidation preference equal to 150% of the original purchase price of the series A-2 preferred, or $15 per share of series A-2 preferred. The liquidation preference will be payable, prior to any payment to holders of common stock, in connection with any liquidation, dissolution, or winding up of Occam Networks, whether voluntary or involuntary, including (i) reorganizations, consolidations, mergers, or similar transactions where our stockholders immediately prior to the transaction hold, immediately after the transaction, less than a majority of the outstanding voting securities of the surviving or successor corporation or its parent or (ii) a sale of all or substantially all of our assets.

After payment of the series A-2 liquidation preference, any proceeds remaining available for distribution to stockholders will be distributed among holders of our common stock and holders of our series A-2 preferred stock on a pro-rata basis (assuming conversion of the series A-2 preferred stock into common stock). If the amounts otherwise payable to series A-2 holders would exceed 300% of the original purchase price of the series A-2 preferred, or $30 per share of series A-2 preferred, then all the assets available for distribution will be distributed pro-rata among common stockholders and series A-2 preferred stockholders (assuming conversion of preferred stock into common stock), without regard to the series A-2 liquidation preference.

Antidilution Protection. The series A-2 preferred stock is also entitled to price-based weighted average antidilution protection in the event we issue additional shares of our capital stock, including rights to acquire our capital stock, for a consideration less than the then-applicable conversion price of the series A-2 preferred stock. For example, if we issue additional shares of capital stock at a price less than the current $0.11 conversion price of the series A-2 preferred stock, the series A-2 preferred conversion price will be adjusted downward according to a formula set forth in the Certificate of Designations of Series A-2 Preferred Stock filed as Exhibit 4.4 to this Current Report on Form 8-K. Any issuances of securities that would trigger the anti-dilution protections of the series A-2 preferred stock will result in additional dilution to the equity and voting interests of our common stockholders because it will reduce the series A-2 conversion price, thereby increasing the number of shares of common stock issuable upon conversion.

Certain types of transactions are excluded from the application of the foregoing antidilution protection. These transactions include (i) issuances to employees, directors, consultants, and other service providers; (ii) to customers, commercial partners (including technology partners, marketing partners, or distribution partners), and vendors of Occam on terms approved by the Board of Directors; (iii) to banks, commercial lenders, equipment lessors, and other financial institutions in connection with commercial leasing or debt financing transactions on terms approved by the Board of Directors; (iv) issuances in connection with our acquisition of another corporation or business, whether by merger, asset purchase, consolidation, reorganization, or similar transaction; or (v) issuances in connection with a firm commitment underwritten public offering pursuant to a registration statement filed with the SEC. With respect to the exclusions described in subparts (ii), (iii), and (iv) of the preceding sentence, such exclusions will not apply if the value of securities issued exceeds, with respect any single transaction, $1 million.

Dividends. The series A-2 preferred stock is not entitled to receive any preferential dividend, but we are required to pay an equivalent dividend on the series A-2 preferred stock if we declare and pay a dividend on our common stock. We have no current intention of paying any dividends on any of our capital stock.

Voting. Except as otherwise required by law, holders of our series A-2 preferred stock will be entitled to notice of any stockholders’ meeting and to vote together with holders of common stock on any matter submitted to stockholders for a vote. Each share of series A-2 preferred stock will be entitled to a number of votes equal to the number of shares of common stock then issuable upon conversion thereof. Based on the currently effective conversion price, each share of series A-2 preferred stock will be entitled to approximately 91 votes.

Additional contractual rights granted to series A-2 preferred stockholders

In connection with the issuance of the series A-2 preferred stock in the private placement transaction, we also entered into a First Amended and Restated Investors’ Rights Agreement. Under the investors’ rights agreement, purchasers of series A-2 preferred stock who are parties to the agreement are entitled to the following additional contractual rights. For a more detailed description of these contractual rights, please refer to the investors’ rights agreement, which is filed as Exhibit 4.5 to this Current Report on Form 8-K.

Participation Rights. Holders of at least 100,000 shares of series A-2 preferred stock (or at least such number of shares of common stock as were issued upon conversion of 100,000 shares of series A-2 preferred stock) will receive the right to participate in future private financings. This right will allow these stockholders to maintain their percentage ownership in Occam’s equity securities in the event we issue additional stock in future private financings.

Registration Rights. We have granted registration rights to holders of series A-2 preferred stock purchased in the private placement transaction and to holders of common stock issued upon conversion of series A preferred stock we issued in December 2002. All shares of series A preferred stock issued in December 2002 have already been converted into common stock.

If holders of a majority of the securities subject to the registration rights so request on or prior to November 19, 2004, we will be required to prepare and file with the SEC a registration statement to enable the resale by such holders of the shares of common stock issued upon conversion of the series A preferred and the series A-2 preferred stock. We are required to maintain the effectiveness of this registration for a minimum of two years or until such time as all the shares held by such holders can be sold within a 90 day period under Rule 144 promulgated by the SEC under the Securities Act of 1933. If we file a registration statement in the future to register shares of our common stock, under certain circumstances, we will be obligated to register the shares of common stock issued upon conversion of the series A and series A-2 preferred stock if so requested by the investors.

Rights against Indebtedness. Pursuant to the investors’ rights agreement, holders of two-thirds in interest of the common stock issued or issuable upon conversion of the series A preferred stock issued in December 2003 and the series A-2 preferred stock issued in the private placement transaction will be able to prevent us from incurring indebtedness outside the ordinary course of our business, subject to certain exceptions. This right to veto future indebtedness will remain effective until December 19, 2005.

Negative Covenants. Holders of two-thirds of the then-outstanding shares of series A –2 preferred stock subject to the investors’ rights agreement will be able to prevent us from (i) increasing the number of shares of our preferred stock designated as series A-2 preferred stock; (ii) issuing any equity securities having a preference over or on parity with the series A-2 preferred stock with respect to dividends, liquidation or redemption; (iii) paying any dividends or making any distribution on any shares of our preferred or common stock; or (iv) redeeming or purchasing any shares of our preferred or common stock except for repurchases in connection with terminations of employment or service or pursuant to a right of first refusal.

Related party transactions

The investors who have purchased series A-2 preferred stock are affiliated with members of our board of directors. Thomas McConnell, a general partner of New Enterprise Associates, an investor, serves on our board of directors. Robert Abbott, a principal of Norwest Venture Partners, an investor, serves on our board of directors. Steven Krausz, a managing member of the general partner of U.S. Venture Partners, an investor, also serves on our board of directors. Each of these entities is also a holder of 5% of our securities, as shown below.

Ownership of our capital stock

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock immediately prior to the initial closing of the Series A-2 preferred stock financing, as compared to beneficial ownership immediately following the transaction, based on the conversion price of $0.11 per share. The table also reflects beneficial ownership of our common stock assuming conversion into common stock of the 1,610,910 shares of series A-2 preferred stock issued on November 19, 2003. Based on the current $0.11 conversion price, 1,610,910 shares of series A-2 preferred stock will be convertible into approximately 146,446,357 shares of common stock upon stockholder approval of the increase in our authorized shares of common stock as described above. The table is organized by

•	all persons who are beneficial owners of 5% or more of the outstanding shares of our common stock;

•	each director and nominee for director;

•	the executive officers named in our proxy statement as filed with the SEC on April 30, 2003; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. In computing the number of shares of common stock beneficially owned, shares subject to options or warrants held by a stockholder that are exercisable within sixty days of November 19, 2003 are deemed outstanding for the purpose of determining the percentage ownership of that stockholder. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder. As of November 19, 2003, we had 266,772,592 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to the Series A-2 Financing (1)	Percentage of Shares Beneficially Owned Prior to the Series A-2 Financing	Number of Shares of Series A-2 Preferred Purchased	Percentage of Series A-2 Preferred Shares Beneficially Owned As a Separate Class	Number of Shares Beneficially Owned After Conversion of All Series A-2 Shares (1)	Percentage of Shares Beneficially Owned after Conversion of All Series A-2 Shares
Named Executive Officers & Directors
Robert Howard-Anderson	1,786,700	*	—	—	1,786,700	*
Pete S. Patel	1,100,355	*	—	—	1,100,355	*
Mark Rumer	6,730,457	2.5%	—	—	6,730,457	1.6%
Russell J. Sharer	975,136	*	—	—	975,136	*
Arthur L. Schultz	395,833	*	—	—	395,833	*
Kumar Shah	1,902,471	*	—	—	1,902,471	*
Gary J. Sbona	3,880,600	1.4%	—	—	3,880,600	*
Steven M. Krausz (2)	84,833,228	31.8%	1,090,910	67.7%	184,006,859	44.5%
Thomas C. McConnell (3)	49,656,602	18.6%	200,000	12.4%	67,838,420	16.4%
Robert B. Abbott (4)	38,754,035	14.5%	300,000	18.6%	66,026,762	16.0%
All current directors and executive officers as a group (9 persons) (5)	185,744,236	68.1%	1,590,910	98.8%	330,372,412	78.8%

5% Stockholders
U.S. Venture Partners (6) 2735 Sand Hill Road Menlo Park, CA 94025	84,763,228	31.8%	1,090,910	67.7%	183,936,859	44.5%
New Enterprise Associates (7) 2490 Sand Hill Road Menlo Park, CA 94025	49,606,602	18.6%	200,000	12.4%	67,788,420	16.4%
Norwest Venture Partners (8) 525 University Avenue Palo Alto, CA 94301	38,704,035	14.5%	300,000	18.6%	65,976,762	16.0%

*	Represents less than 1% of the total shares.
(1)	Includes options to exercise shares of common stock held by the following individuals, and all executive officers and directors as a group, that were exercisable on, or within 60 days after, November 19, 2003, as follows: Mr. Howard-Anderson, 1,786,700 shares; Mr. Patel, 1,081,720 shares; Mr. Rumer, 407,348 shares; Mr. Sharer, 771,436 shares; Mr. Sbona, 3,880,600 shares; Mr. Krausz, 70,000 shares; Mr. McConnell, 50,000 shares; and Mr. Abbott, 50,000 shares.
(2)	Includes (a) 10,326,428 shares owned by USVP V, (b) 573,665 shares owned by V Int’l, (c) 321,292 shares owned by 2180V, (d) 252,449 shares owned by EP V, (e) 70,271,575 shares owned by USVP VII L.P., (f) 1,464,015 shares owned by 2180 Associates Fund VII L.P., (g) 731,968 shares owned by USVP Entrepreneur Partners VII-A L.P. and (h) 731,968 shares owned by USVP Entrepreneur Partners VII-B L.P, and also includes shares issuable upon the exercise of immediately exercisable warrants of 89,868 shares owned by USVP VII L.P. Mr. Krausz is a managing member of Presidio Management Group V, L.L.C. (“PMG V”) and Presidio Management Group VII, L.L.C. (“PMG VII”). PMG V is the general partner of each of USVP V, V Int’l, 2180 V and EP V. PMG VII is the general partner of USVP VII. PMG V or PMG VII may be deemed to share voting and dispositive power over the shares held by each of USVP V, V Int’l, 2180 V, EP V and USVP VII, as the case may be. Accordingly, as the managing member of PMG V and PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in such shares, except as to his proportionate membership interest therein.

(3)	Includes (a) 3,233,522 shares held by NEA VII, (b) 672,110 shares held by NEA Partners VII, (c) 1,486 shares held by Presidents Partners, (d) 45,611,415 shares held by NEA 9 and (e) 10,185 shares held by NEA Ventures, and also includes shares issuable upon the exercise of immediately exercisable warrants of 77,885 shares owned by NEA 9.
(4)	Includes (a) 36,872,779 shares held by Norwest Venture Partners VIII L.P. and (b) 1,831,257 shares held by NVP Entrepreneurs Fund VIII L.P.
(5)	Includes (a) 5,926,320 shares issuable upon exercise of options and (b) 167,753 shares issuable upon exercise of warrants, all of which are immediately exercisable or exercisable within sixty days of November 19, 2003.
(6)	Includes (a) 10,326,428 shares owned by USVP V, (b) 573,665 shares owned by V Int’l, (c) 321,292 shares owned by 2180V, (d) 252,449 shares owned by EP V, (e) 70,271,575 shares owned by USVP VII L.P., (f) 1,464,015 shares owned by 2180 Associates Fund VII L.P., (g) 731,968 shares owned by USVP Entrepreneur Partners VII-A L.P. and (h) 731,968 shares owned by USVP Entrepreneur Partners VII-B L.P, and also includes shares issuable upon the exercise of immediately exercisable warrants of 89,868 shares owned by USVP VII L.P.
(7)	Includes (a) 3,233,522 shares held by NEA VII, (b) 672,110 shares held by NEA Partners VII, (c) 1,486 shares held by Presidents Partners, (d) 45,611,415 shares held by NEA 9 and (e) 10,185 shares held by NEA Ventures, and also includes shares issuable upon the exercise of immediately exercisable warrants of 77,885 shares owned by NEA 9.
(8)	Includes (a) 36,872,779 shares held by Norwest Venture Partners VIII L.P. and (b) 1,831,257 shares held by NVP Entrepreneurs Fund VIII L.P.

The foregoing description regarding the execution of the purchase agreement, the issuance of the series A-2 preferred stock and the contractual rights of the series A-2 preferred stock is only a summary and is qualified in its entirety by reference to the full text of the agreements that are attached hereto as exhibits.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits. The following exhibits are filed with this report:

Exhibit Number	Description

4.3	Series A-2 Preferred Stock Purchase Agreement dated as of November 19, 2003 by and among Occam Networks, Inc. and the investors.

4.4	Certificate of Designation of the series A-2 preferred stock filed with the Secretary of State of the state of Delaware on November 19, 2003.

4.5	First Amended and Restated Investors’ Rights Agreement dated as of November 19, 2003 by and among Occam Networks, Inc. and the investors.

9.1	Voting Agreement, dated as of November 19, 2003 by and among Occam Networks, Inc. and certain existing investors.

99.1	Press release of the Registrant dated November 20, 2003 regarding the execution of the Purchase Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2003

OCCAM NETWORKS, INC.

By:	/s/ Howard Bailey
Howard Bailey
Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit Index

Exhibit Index	Description

4.3	Series A-2 Preferred Stock Purchase Agreement dated as of November 19, 2003 by and among Occam Networks, Inc. and the investors.

4.4	Certificate of Designation of the series A-2 preferred stock filed with the Secretary of State of the state of Delaware on November 19, 2003.

4.5	First Amended and Restated Investors’ Rights Agreement dated as of November 19, 2003 by and among Occam Networks, Inc. and the investors.

9.1	Voting Agreement, dated as of November 19, 2003 by and among Occam Networks, Inc. and certain existing investors.

99.1	Press release of the Registrant dated November 20, 2003 regarding the execution of the Purchase Agreement.